AMENDMENT TO GEGP STOCK PURCHASE AGREEMENT

A Stock Purchase Agreement was entered into on June 27, 2018, by and among IceLounge Media, Inc., a Wyoming Corporation, with a principal address of 429 W. Plumb Lane, Reno, NV, 89509 ("Buyer"), Hamon Francis Fytton an individual and director of Company (as defined herein) ("Fytton"), CAPITAL ADVISORY LLC. ("CAI") a Florida limited liability company (Known collectively as the owners of the SERIES A PREFERRED STOCK, the " Seller") and GOLD ENTERTAINMENT GROUP, INC. a public company with ticker symbol " GEGP" organized in the state of Florida (the " Company") (Buyer, Sellers and Company each a " Party" and collectively the " Parties").

This Agreement was later amended such that; " the Effective Date for the previously announced ICELOUNGE Agreement is amended to be August 10, 2018." This Agreement, and amendment, being filed with the SEC as two 8K's.

Under the Terms of the Agreement, CAI is owed seventy-five thousand dollars($75,000.00) following the Closing Date and registered as Preferred B Shares issued by GEGP and recorded with its Transfer Agent, being Island Stock Transfer of Clearwater, Florida.,

Whereas GEGP has offered to CAI, and mutually agreed upon, to lower the amount of the debt by Five Thousand Dollars ($5,000.00) which will be Five Thousand Dollars ($5,000) by wire transfer within two business days of the signing of this document, in reduction of Series B Preferred Stock .

Whereas CAI has agreed to notify GEGP's Transfer Agent of this transaction and reduce the number of Preferred B Shares from seventy-five thousand to seventy thousand, upon receipt of the funds.

Further the Agreement shall have the following ITEMS included in this Amendment.

ITEM 2 CLOSING Adding: (e) SELLER shall retain, following the Closing, the domain name GOLDENTERTAINMENT.com for its exclusive use. SELLER shall forward any email correspondence to CEO@, CORP@ to a new email address supplied by the BUYER for a period of one year, following the final payment owed to the BUYER, being paid in full per the Terms and Conditions of this Agreement and amendments.

(f) SELLER shall cause a share dividend to be made to its registered shareholders of record on or as soon as possible following the CLOSE of this Agreement. This dividend shall be made in a manner and time determined by the SELLER. The SELLER shall be responsible for all costs associated with this transaction. The SELLER shall exclude from the dividend, the Officers and Directors of the Company.

This Amendment shall be determined to be a Dependent Agreement as follows. The Dependent Agreements shall mean those agreements required to be executed concurrently with this Agreement, namely the Confidential Mutual Release Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the 20th of August, 2020.

BUYER

IceLounge Media Inc.

By: Calvin Wong

SELLERS

CAPITAL ADVISORY LLC. Hamon Francis Fytton

By: Hamon Francis Fytton, Managing Member

By: Hamon Francis Fytton, an individual

COMPANY

GOLD ENTERTAINMENT GROUP, INC.

By: ROBERT SCHLEGEL - PRESIDENT & Director